UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

CYPRESSFIRST MAILS DEFINITIVE PROXY STATEMENT AND SENDS LETTER TO CYPRESS

SEMICONDUCTOR STOCKHOLDERS

Urges Stockholders to Protect and Enhance Stock Value by Voting the GOLD Proxy Card at the Annual Meeting FOR the Election of Dan McCranie and Camillo Martino

SAN JOSE, C.A., April 10, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”) Board of Directors at the 2017 Annual Meeting of Stockholders, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission regarding the election of its nominees.

CypressFirst today mailed the proxy materials and a letter to stockholders, also available on www.CypressFirst.com, urging Cypress Semiconductor stockholders to vote the GOLD proxy card FOR the election of Dan McCranie and Camillo Martino. A copy of the letter follows:

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April 10, 2017

Protect and Enhance Your Cypress Investment by Voting the Enclosed GOLD Proxy Card to Elect Two New Semiconductor-expert Directors to Cypress’s Board of Directors

Dear Fellow Cypress Stockholders:

We are writing to you, the stockholders of Cypress Semiconductor Corporation, as a group of individuals who want to put the interests of Cypress first, ahead of the parochial interests of the Cypress board. T.J. Rodgers is the founder and former CEO of Cypress and the Company’s largest individual stockholder. Camillo Martino and J. Daniel McCranie are nominees for election to the Cypress board of directors at the 2017 Annual Meeting of Stockholders. Collectively we are CypressFirst, controlling the vote of an aggregate of more than 8.7 million shares of Cypress common stock. Over the course of the past seven weeks, we have been discussing our views and concerns about the Cypress board of directors with our fellow stockholders. We believe that the board needs two new directors who will ensure that the Company is being run in a manner consistent with the best interests of stockholders.

Cypress Has Serious Corporate Governance and Operational Problems That We Believe

Directly Threaten Stockholder Value

Despite our repeated private efforts dating back to December 1, 2016 to draw the attention of the Cypress board to these problems, the seven current members of the board have repeatedly failed to address these issues. So we are taking our concerns directly to you, the stockholders. As a measured and modest proposed solution to the problems facing Cypress, we are seeking to replace with our candidates the two current Cypress directors with the greatest responsibility for the governance problems, executive chairman Mr. Ray Bingham, and lead independent director Mr. Eric Benhamou.

FOR IMMEDIATE RELEASE

The CypressFirst candidates, Dan McCranie and Camillo Martino, are by any measure more qualified — from both the governance and operational points of view — to serve on the Cypress board than any of Cypress’s current directors. In contrast to current Cypress board members, both Dan McCranie and Camillo Martino have been the CEOs of semiconductor companies and served on the boards of multiple other publicly held semiconductor companies prior to Cypress, as the qualification table on the next page clearly shows.

Furthermore, Dan McCranie and Camillo Martino have the full gamut of experience with companies from start-ups to multi-billion dollar operations across a wide range of activities, including acquisitions by their companies, acquisitions of their companies, managing relationships with activist stockholders, and serving as board nominees of activist stockholders.

In addition to having the skills required to address Cypress’s governance problems, as ex-semiconductor CEOs our candidates also have the operational skills required to address the cash flow and debt problems that have put Cypress on the M&A sidelines during an historic era of semiconductor industry consolidation.

CypressFirst Nominees are More Qualified than Current Cypress Directors by any Measure

	Non-Cypress Semiconductor Experience			Electrical Eng. Degree	Industry Focus
	CEO	Public Boards	Operations
Nominees

Martino, Camillo	✓	✓✓✓	✓	✓	Semiconductor

McCranie, J. Daniel	✓✓	✓✓✓✓ ✓✓✓✓	✓	✓	Semiconductor

Current Directors

Albrecht, W. Steve	X	X	X	X	Accounting

Benhamou, Eric A.	X	X	X	✓	Communications

Bingham, Ray	X	✓✓✓	X	X	Software

El-Khoury, Hassane	X	X	X	✓	Semiconductor

Kwon, O.C.	✓	✓✓	✓	X	Semiconductor

Van Den Hoek, Wilbert	X	X	X	X	Semiconductor Equipment

Wishart, Michael S.	X	✓	X	X	Investment Banking

Source: CY Website, CY Preliminary Proxy, Bloomberg

FOR IMMEDIATE RELEASE

The Current Cypress Board Has Permitted Serious Conflicts of Interest and Governance Problems to Occur and Instead of Fixing Them, Has Just Circled the Wagons

In addition to being highly compensated as Cypress’s executive chairman, Mr. Bingham is also touted as a “Founding Partner” of Canyon Bridge, a California-based private equity firm. According to a letter signed by 20 Members of Congress, Canyon Bridge is funded by the government of the People’s Republic of China, with a charter to acquire semiconductor companies. The letter further describes Canyon Bridge as “a legal construction intended to obfuscate the involvement of numerous PRC state-owned enterprises.”

This means that Mr. Bingham is employed and compensated by two companies that compete directly in semiconductor M&A, an irreconcilable conflict of interest. M&A is critical to Cypress, which would not exist today without having acquired about one company per year over the last three decades. Well over half of Cypress’s current revenue comes from M&A activities. Cypress should not be forced to compete in M&A against its own executive chairman, funded by a foreign sovereign.

Mr. Bingham also receives excessive compensation for his part-time work at the unnecessary job of executive chairman, an extra layer of management not needed by Cypress during its 35-year history. His annual salary plus bonus is $877,500, and he has been granted $4.5 million in restricted stock units (RSUs). The board has raised Mr. Bingham’s cash compensation (including salary and target bonus) to greater than 17 times the annual retainer fee of one of Cypress’s outside directors and his equity compensation to more than 22 times the value of an annual equity grant made to an outside director.

The executive chairman position was only recently created in August 2016 as a so-called temporary assignment to mentor Cypress’s then-new CEO, who lacked experience in corporate finance and investor relations. After his appointment, during the period from August 22 to December 2, 2016, Mr. Bingham came to Cypress headquarters only two partial days per week, on average. Despite this, the board has kept Mr. Bingham on as executive chairman and has in fact recently awarded him RSUs worth more than $3.2 million on the date of the grant. These RSUs vest over three years, undermining the claim that Mr. Bingham’s “mentoring” position is “temporary.”

To make matters worse, all of Mr. Bingham’s RSUs received as executive chairman vest without any performance requirements. In stark contrast, a majority of the RSU grants to all Cypress executives eligible for the Company’s PARS (Performance Accelerated Restricted Stock) program vest only upon achievement of performance milestones. Thus, Mr. Bingham’s equity awards will vest just for remaining at Cypress, while the other Cypress officers’ equity awards will vest only for the achievement of Cypress’s challenging performance milestones that are purposely aligned with the creation of stockholder value.

Instead of negotiating with us to address Mr. Bingham’s conflict of interest and excessive compensation problems, or taking action on its own, the Cypress board has attempted to entrench itself using tactics that have drawn criticism from leading proxy advisory firms. ISS and Glass-Lewis both noted that the recent Cypress Consent Solicitation to replace cumulative voting was obviously timed to make it more difficult for our candidates, who had already been nominated, to be elected to the board. The Cypress board is also wasting the Company’s money on needless Delaware litigation that has only one purpose: to prevent the facts concerning Mr. Bingham’s Canyon Bridge conflict of interest from coming to light.

FOR IMMEDIATE RELEASE

Our Candidates Have the Personal Integrity and Governance Acumen to Help the Cypress Board Address These Issues and Restore Compliance with Cypress’s Code of Business Conduct and Ethics

The Cypress Code of Ethics, which should be enforced by Mr. Benhamou as lead director, directly says:

“A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.”

“Our policies prohibit any employee from accepting simultaneous employment without written permission.”

“It is a conflict of interest to serve as a director of any company that competes with the Company.”

“Employees…should always try to avoid even the appearance of impropriety.”

The current Cypress board has not properly applied these standards in addressing Mr. Bingham’s Canyon Bridge activities. Once elected, our candidates intend to resolve the Code of Ethics issues privately, without further litigation.

Cypress Stockholders Have a Clear Choice to Elect Better Directors

T.J. Rodgers said, “The stockholders now have the ability to replace Messrs. Bingham and Benhamou with two far-superior directors. Mr. Bingham has placed his own interests ahead of those of Cypress stockholders by receiving millions of dollars in compensation and stock grants for part-time work, while he was quietly working as a “Founding Partner” of a Chinese-funded private equity firm that now competes head-on with Cypress in the critical M&A arena. Mr. Benhamou, who heads the compensation committee that approved Mr. Bingham’s excessive compensation and is also Cypress’s lead independent director, has neither served the best economic interests of Cypress stockholders nor followed the Cypress Code of Ethics.

Rodgers concluded, “Our candidates, Dan McCranie and Camillo Martino, have significant semiconductor industry governance and operating experience as well as impeccable ethics records, making them both fundamentally more qualified to serve on the board than either Mr. Bingham or Mr. Benhamou.”

Dan McCranie said, “This election is about ethics, competency and stockholder value, areas where my record on eight other semiconductor boards with six chairman positions speaks for itself. This is not about T.J. Rodgers, who is not running and has no control over my actions. This is about doing what’s right for Cypress as I have always done.”

Camillo Martino said, “Neither Dan nor I have been associated with a company that paid such an excessive premium to a director for simply doing his job. We are experienced in managing gross margin and cash flow by holding management teams accountable to meet key performance metrics. If elected, we will happily bring our skills to bear as part of what we’re paid to do as Cypress directors.”

The CypressFirst candidates will address the significant governance deficiencies and conflicts of interest within the board, as well as Cypress’s current M&A stall to make Cypress a stronger, more profitable, and ultimately more valuable company.

FOR IMMEDIATE RELEASE

Your vote is vital and EVERY vote counts. Vote the enclosed GOLD proxy card to elect two extraordinarily qualified new directors who will put the interests of Cypress first.

Thank you for your support,

Camillo Martino	J. Daniel McCranie	T.J. Rodgers

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE BOARD BY AUTHORIZING A PROXY TO VOTE FOR EACH PROPOSAL BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED GOLD PROXY CARD. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES OF COMMON STOCK YOU OWN. Do not return any white proxy card that you may receive from the Company relating to the Annual Meeting, even as a protest vote. If you have already submitted a white proxy card to the Company relating to the Annual Meeting, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided. Only your latest signed and dated proxy will be counted.

For more information about the CypressFirst nominees, please read the enclosed Proxy Statement. The Proxy Statement, as well as other related materials, can be viewed online at www.CypressFirst.com. For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting CypressFirst in the solicitation of proxies:

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

Toll-Free (800) 322-2885

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Additional Information and Where to Find It

T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company. Rodgers, McCranie and Martino have filed a definitive proxy statement (the “CypressFirst Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting.

Rodgers owns or controls voting of 8,727,619 shares of the Company’s common stock. McCranie and Martino own 25,000 and 10,000 shares, respectively, of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, are included in the CypressFirst Proxy Statement and may be included in other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Rodgers, McCranie and Martino have mailed the definitive CypressFirst Proxy Statement and a GOLD proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE CYPRESSFIRST PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS, McCRANIE AND MARTINO HAVE FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

FOR IMMEDIATE RELEASE

Stockholders may obtain, free of charge, copies of the definitive CypressFirst Proxy Statement and any other related documents filed by CypressFirst with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885 or by email: CypressFirst@mackenziepartners.com.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

About J. Daniel McCranie

J. Daniel McCranie has served as Chairman at ON Semiconductor Corp. since 2002 and is scheduled to resign from the board in May 2017. He previously served as Non-Executive Chairman at Freescale Semiconductor, Inc. He served on the Board of Directors at Mentor Graphics Corp. from 2012 until its sale to Siemens Corporation in April 2017. He served on the Board of Directors of Cypress Semiconductor Corp. from 2005 through 2014. He has served as Chairman of Actel Corporation, Chairman of Virage Logic, Inc, Chairman of Xicor Corporation, and Board Director of California Microdevices, Inc. McCranie was previously employed as Executive Vice President- Sales & Applications by Cypress Semiconductor Corp., President & Chief Executive Officer by Virage Logic Corp., Vice President-Sales & Marketing by Cypress Semiconductor Corp., and Chairman, President & Chief Executive Officer by SEEQ Technology, Inc.

About Camillo Martino

Camillo Martino has served as a member of the Board of Directors of MagnaChip Semiconductor Corp. since August 2016. He was appointed to the Board of Directors of MosChip in April 2017. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc., a private company, since April 2015. Previously, he served as director and CEO of Silicon Image, Inc.; COO at SAI Technology Inc.; and President, CEO and Director of Cornice Inc. He also served as Executive Vice President and COO of chipmaker Zoran Corporation. His career began at National Semiconductor Corporation, where he held multiple positions over a nearly 14-year tenure at the Company.

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the boards of directors of high-technology companies, including Bloom

FOR IMMEDIATE RELEASE

Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix (silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.